UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2015

SunEdison, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

13736 Riverport Dr. Maryland Heights, Missouri (Address of principal executive offices)	63043 (Zip Code)

(314 770-7300 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On July 18, 2013, the Compensation Committee of SunEdison, Inc. (the “Company”) granted to the executive officers listed below, performance-based options to purchase shares of common stock for an exercise price of $9.58 per share (the closing price of the Company’s common stock on such date) in the following amounts:

Name	Title	Number of Option Shares
Ahmad Chatila	President & Chief Executive Officer	1,200,000
Brian Wuebbels	EVP, CAO & CFO	150,000
Carlos Domenech	EVP; President, TerraForm Power, Inc.	100,000
David Ranhoff	SVP & President, Solar Materials	150,000

As previously disclosed, the performance options were conditioned on increasing EBITDA targets established for each of 2013, 2014 and 2015. On February 5, 2015, the Compensation Committee determined that the corresponding EBITDA target had been achieved for the year ended December 31, 2014. The options are subject to a one-year time vesting period before they may be exercised and the term of each option is ten years from the grant date. The options were granted under and pursuant to the terms of the Company's Amended and Restated 2010 Equity Incentive Plan (the “Plan”).
For purposes of the performance targets, EBITDA was calculated by the Compensation Committee in accordance with the Plan, including adjustments relating to "foregone margin" consistent with those disclosed previously in our public filings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNEDISON, INC.
Date:	February 10, 2015	By:	/s/ Martin H. Truong
Name: Martin H. Truong Title: Senior Vice President, General Counsel and Corporate Secretary